Exhibit 99.1

Consent of Perella Weinberg Partners LP

We hereby consent to the use in the Registration Statement of Bioventus Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Bioventus Inc. and Misonix, Inc., which is part of the Registration Statement, filed on September 8, 2021 (the “Registration Statement”), of our opinion dated July 29, 2021 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary—Opinion of Bioventus’s Financial Advisor”, “Risk Factors—Risks Related to the Mergers”, “The Merger—Background of the Merger”, “The Merger— Recommendation of the Bioventus Board of Directors; Bioventus’s Reasons for the Merger”, “The Merger—Opinion of Bioventus’s Financial Advisor” and “The Merger—Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

By: /s/ Perella Weinberg Partners LP

New York, New York

September 8, 2021